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                                                                   Exhibit 10.28

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.

                                LICENSE AGREEMENT

       This License Agreement (this "Agreement'), dated as of June 2, 2003, is made by and between Zengen, Inc., a California corporation having its principal place of business at Woodland Hills, California ("Licensor") and Prestige Brands International, Inc., a Virginia corporation having its principal place of business at Bonita Springs, Florida ("Licensee").

                                    RECITALS

       WHEREAS, Licensor has filed Patent Applications (as defined below) regarding the Product (as defined below);

       WHEREAS, Licensee has experience in marketing, branding and distributing consumer products under the "Chloraseptic"(R) brand name; and

       WHEREAS, Licensee desires to license from Licensor the Product (as defined below) and the Licensed Technology (as defined below), including the right to market and distribute the Product.

       NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

I.     DEFINITIONS

       1.1. "Affiliate" shall mean any company or other business entity controlled by, controlling or under common control with a party, control being presumed if there is direct or indirect ownership of at least 35% (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest.

       1.2. "Benzocaine" shall mean benzocaine and phenol for use as a topical oral anesthetic.

       1.3. "Commercially Exploit" shall mean to promote, market, sell and/or otherwise generate income from the Product.

       1.4. "Cost of Goods" shall mean the cost per unit of finished, commercially saleable Product, it being understood and agreed that a "unit" consists of two (2) plastic cassettes each containing twenty (20) strips of the Product (40 strips total).

       1.5. "FDA" shall mean the United States Food and Drug Administration (or a successor agency).

       1.6. "Field" shall mean the use of the Product in concentrations or doses suitable for the over-the-counter market. "Field" excludes the use of the Product (a) in concentrations or doses suitable for the prescription medicines and/or (b) without Benzocaine and/or (c) without

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ingredients that exhibit anesthetic properties in the mouth and throat substantially similar to that of Benzocaine. For the avoidance of doubt, only the use of the Product with Benzocaine or ingredients that exhibit anesthetic properties in the mouth and throat substantially similar to that of Benzocaine and in concentrations or doses less than the projected minimum prescription concentrations or doses shall be deemed included in Field.

       1.7. "Gross Profits" shall mean Net Sales less product costs and all costs incurred in warehousing, distributing and selling the Product.

       1.8. "Licensed Technology" shall mean all Patent Rights and all technical information and data owned or possessed by Licensor as of the date of this Agreement relating to the development, manufacture (including manufacturing process) and commercialization of the Product within the Field, but only to the extent such information and data is necessary for Licensee and its sublicensees to Commercially Exploit the Product within the Field.

       1.9.   "Licensor Costs" shall mean and include ***.

       1.10. "Net Sales" shall mean the gross amount (regardless of whether actually invoiced, paid or received) for the Product sold, sublicensed, transferred or otherwise arising from the Commercial Exploitation thereof, whether by Licensee, its Affiliates or its Sublicensees, without deduction for any offsets, discounts, costs or taxes, less and except only the following: (a) any trade, cash or quantity discounts, (b) credits or allowances granted upon claims, rejections, returns or retroactive price adjustments of the Product, and
(c) customs, duties and taxes based on gross sales of the Product included in and separately stated on the invoice, as adjusted for rebates and refunds (but not including taxes assessed on income). Any Product sold, sublicensed or otherwise transferred in other than an arm's-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price in the country of sale or transfer, as determined in good faith by the Licensor.

       1.11. "Party" shall mean Licensee or Licensor, "Parties" shall mean Licensee and Licensor.

       1.12. "Patent Applications" shall mean United States provisions patent application Serial No. 60-426598 filed in the USPTO on November 14, 2002 and United States provisional patent application entitled "Method and Apparatus for Minimizing Heat, Moisture, and Shear Damage to Medicants and Other Compositions During Incorporation of Same with Edible Films," filed in the USPTO on March 28, 2003 (collectively, "Provisional Applications"); all United States and foreign patents and patent applications deriving priority from the Provisional Applications, and any divisions, continuations, continuations-in-part, re-examinations and reissued of such patent applications.

       1.13. "Patent Rights" shall mean all rights arising in connection with the Patent Applications, and any patents ultimately issued in connection therewith.

       1.14. "PCT Application" shall mean an International Patent Application that claims priority to one of the Provisional Applications and that is filed under or to be filed under the Patent Cooperation Treaty.

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       1.15.  "Private Label" shall mean film strips to treat sore throats using
Benzocaine as more specifically described in the Patent Rights, but which are sold under the trade name or house brand name of a retail store or chain.

       1.16. "Product" shall mean film strips to treat sore throats using Benzocaine, menthol or phenol, or using other ingredients that exhibit anesthetic properties in the mouth and throat substantially similar to that of Benzocaine, including but not limited to the products described in the Patent Applications and/or the Patent Rights.

       1.17. "Quality Assurance Requirements" shall mean the stability testing and quality assurance requirements set forth on EXHIBIT A attached hereto.

       1.18. "Sublicense" shall mean a license granted by Licensee to the Patent Rights.

       1.19. "Sublicensee" shall mean any person or entity, whether a partnership, firm, company, corporation or otherwise, to which Licensee grants a sublicense under Patent Rights.

       1.20.  "Territory" shall mean all countries of the world.

       1.21. "Valid Claim" shall mean any claim not yet expired included in the Patent Rights, which has not been denied, nor invalidated by a degree of a court of competent jurisdiction, from which no further appeal is available.

II.    LICENSE

       2.1. LICENSE. Subject to the reservations set forth in Section 2.3 and subject to the other terms of this Agreement, Licensor hereby grants to Licensee an exclusive license within the Field in and to the Patent Rights and the Licensed Technology (including the right to sublicense any or all of such rights in accordance with the terms of this Agreement) to make, have made, use, offer for sale and sell the Product within the Field in the Territory.

       2.2. LIMITATIONS ON EXCLUSIVITY. In the event Licensee materially breaches or fails to perform any provisions of this Agreement, including without limitation a material breach of any of the payment and royalty provisions, and such material breach or failure continues for a period of thirty (30) days after written notice thereof is provided by Licensor, then, in addition to all other rights and remedies under this Agreement and otherwise available at law, Licensor shall have the right, at its option, to declare the license granted in
Section 2.1 to be nonexclusive whereupon such license shall be nonexclusive. In such event, and without limiting any other Licensor rights and remedies, Licensor shall have the right to grant to any person(s) or entity(ies) the right and license to make, have made, use, offer for sale and sell the Product in the Territory, and to do the foregoing itself. If there occurs any other or additional material breach or failure of Licensee to perform its duties under this Agreement within twelve (12) months after the date of the initial material breach or failure to perform (excluding any cure period) or at any time thereafter if the initial material breach or failure to perform remains uncured, all rights granted to Licensee by Licensor under this Agreement (including without limitation all Patent Rights and Product and Licensed Technology rights) shall terminate, become null and void, and shall revert in their entirety to Licensor.

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       2.3.   RESERVATION OF RIGHTS. Licensor reserves all rights to use the
Product, the Patent Rights and all of the Licensed Technology (a) for research and testing, (b) to make, have made, and use the Product, the Patent Rights and the Licensed Technology, for Licensor, Licensee or any of their Affiliates or Sublicensees; (c) to make, have made, use, offer for sale, sell, license and sublicense the Product, the Patent Rights and the Licensed Technology with respect to (i) the Private Label market under the circumstances described in
Section 3.3(b), (ii) the prescription medicine market and any other market outside the Field; and (d) to make, have made, use, offer for sale, sell, license and sublicense any and all products that do not use or include Benzocaine or other ingredients that exhibit anesthetic properties in the mouth and throat substantially similar to that of Benzocaine. Nothing in this Agreement shall constitute or be deemed to constitute a grant of any rights to Licensee with respect to any product or technology that does not include Benzocaine or other ingredients that exhibit anesthetic properties in the mouth and throat substantially similar to that of Benzocaine.

       2.4. REVERSION. Upon termination of this Agreement or in the event that Licensee materially breaches its obligation to Commercially Exploit the Product, Licensee shall return and deliver to Licensor the Patent Rights and the Licensed Technology.

       2.5. SUBLICENSING BY LICENSEE. Subject to the terms of this Section 2.5, Licensee may grant a Sublicense of its rights granted pursuant to Section
2.1. The terms of each Sublicense shall be subject to and consistent with the applicable terms of this Agreement, and each Sublicense shall terminate upon termination of this Agreement. Licensee shall promptly inform Licensor of the execution, scope, amendment, and termination of each Sublicense and the name and address of each Sublicensee. Any such Sublicense(s) will not alleviate or reduce Licensee's obligations to product revenues sufficient to pay the amounts due Licensor under Article III and Article IV hereof, or to otherwise Commercially Exploit the Product, the Patent Rights and the Licensed Technology.

III.   LICENSE FEE; COMMERCIALIZATION OF PRODUCT

       3.1. LICENSE FEE. In consideration of the license granted herein, and to cover Licensor's manufacturing start-up costs, Licensee shall pay ***. The Downpayments are not creditable against royalties and other payments required from Licensee elsewhere herein and are not refundable except as set forth in
Section 3.2 below. If Licensee fails to make any Downpayment provided for in this Section 3.1(a) within thirty (30) days after the due date thereof as set forth above, then at Licensor's option the license granted to Licensee hereunder shall no longer be exclusive; and (b) within sixty (60) days after the due date thereof as set forth above, Licensor shall be entitled to terminate this Agreement by written notice to Licensee.

       3.2. COMMERCIALLY SALEABLE PRODUCT; TESTING. Licensor shall use commercially reasonable efforts to cause a commercially saleable Product to be developed on or before July 31, 2003. In addition, the Product shall be submitted to testing for Quality Assurance Requirements set forth in EXHIBIT A. In the event that the Product has not passed the Quality Assurance Requirements, as mutually determined by the parties, on or before July 31, 2003, then (i) Licensor will refund, no later than August 15, 2003, that portion of the Execution Payment that is in excess of the aggregate Licensor Costs ***, and
(ii) Licensee will not be obligated to pay the 2004 Payment to Licensor. Licensor will thereafter use commercially reasonable efforts

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to alter or supplement the Product so that it will satisfy the Quality Assurance
Requirements. In the event that the Product does satisfy the Quality Assurance Requirements, as mutually determined by the parties, on or before July 31, 2004, then (a) Licensee will pay that portion of the Execution Payment previously refunded to it as contemplated above and shall pay to Licensor the 2004 Payment. In the event that the parties determine, on or after July 31, 2004, that the Product cannot be altered or supplemented such that the Product will satisfy the Quality Assurance Requirements, Licensee shall be entitled to terminate this Agreement.

       3.3.   COMMERCIALIZATION BY LICENSEE.

              (a) Licensee shall use commercially reasonable and diligent efforts to Commercially Exploit the Product, the Patent Rights and the License Technology in the Territory consistent with customary industry practices and applicable legal requirements.

              (b) Licensor shall have the right to market the Product as Private label and to license and/or sublicense the Product to Private Label manufacturers if: (i) by August 1, 2005, Licensor has not received at least $*** in royalties pursuant to Section 4 hereof based on Net Sales of the Product; and (ii) Licensee fails to pay Licensor in immediately available funds, within ten (10) business days after notice from Licensor, an amount equal to the shortfall difference between $*** and the aggregate royalties actually received by Licensor pursuant to Section 4 hereof. In such event, Licensor shall, and shall require that any such Private Label manufacturers, refrain from using in connection with the Private Label products any trademarks, logos, trade dress, color schemes, or packaging identical or similar to the trademarks, logos, trade dress, color schemes, or packaging being used by Licensee with the Product at the time of such license to the Private Label manufacturer, and also refrain by using any statements to the effect that their Private Label products are comparable to or similar to the Product marketed by Licensee.

IV.    ROYALTIES

       4.1. AMOUNT. Subject to the terms of Section 4.2 regarding Private Label revenues, in consideration of the license granted herein, and in addition to the license fee amounts required to be paid to Licensor pursuant to Section 3.1 hereof, throughout the term of this Agreement, Licensee shall pay Licensor royalties at the following rates: (a) *** percent (***%) of all Net Sales until the total aggregate royalty payments received by Licensor pursuant to this Section 4.1(a) exceed $***; and (b) provided Licensee is not then in breach or default of any of its obligations under this Agreement, the royalty rate shall be reduced to *** percent (***%) of all Net Sales after the total aggregate royalty payments received by Licensor pursuant to Section 4.1(a) exceed $***. If Cost of Goods for Products manufactured for Licensee prior to December 31, 2003 exceeds ***% of *** cents (U.S.), royalties payable to Licensor under this Section 4.1 shall be reduced by the excess over ***% of *** cents (U.S.)

       4.2. PRIVATE LABEL SALES. Notwithstanding the terms of Section 4.1, and in addition to the royalties required pursuant to Section 4.1, throughout the Term of this Agreement, Licensee shall pay Licensor royalties in connection with any Private Label transactions at a rate of *** percent (***%) of all Gross Profits. Provided Licensee is not in breach or default of any of its obligations under this Agreement, Licensor shall pay to Licensee an amount equal to *** percent (***%) of all Gross Profits by Licensor and/or its Affiliates arising in connection with any Private Label transactions.

       4.3.   PAYMENT; REPORTS.

              (a) Royalties shall be paid to Licensor within 30 days after the end of each calendar quarter throughout the term of this Agreement. Such payments shall be without offset, and shall be free and clear of all taxes and other withholdings. Such payments shall be made at Licensor's address listed below, or at such other place or bank account as Licensor may specify from time to time, and shall be in United States dollars. Interest shall accrue on any amounts that are not paid by Licensee when due, at an annual rate of 18% from the due date. If such interest rate exceeds the legal rate in a jurisdiction where a claim is being asserted, the interest rate shall be reduced to the applicable legal rate.

              (b) Licensee shall prepare and provide to Licensor, no later than the 30th day following each calendar quarter end, a written report setting forth
(i) Net Sales and the number of units of the Product sold during each month of such quarter; (ii) a calculation of the royalties due

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thereon and aggregate royalties due; (iii) the amount of Sublicensee revenues arising during that calendar quarter; (iv) the amount of accounts receivable (and age thereof) due from Licensee's ten (10) largest customers and Sublicensees; (v) rates charged to Licensee's ten (10) largest customers and Sublicensees; and (vi) the identity of all of Licensee's ten (10) largest customers and Sublicensees. Licensor acknowledges and agrees that all such written reports and information provided by Licensee hereunder constitute Confidential Information of Licensee.

       4.4. CURRENCY CONVERSION. Royalties shall be calculated and paid in United States dollars. For the purpose of computing the Net Sales made in a currency other than United States dollars, Licensee shall convert such currency from local currency to U.S. dollars on a consistent, monthly basis using an average of exchange rates for the month published by REUTERS ending on the last business day of the month during which a royalty payment is to be made. In the event Licensee's policies for currency conversion change in the future, the parties will meet and agree upon a new conversion method.

       4.5. BOOKS AND RECORDS. Licensee shall keep, or cause to be kept, accurate books and records in sufficient detail to verify the calculation of royalties and the reports given hereunder and shall retain such books and records at its principal place of business for at least five years after the end of the fiscal year to which they pertain. Licensor shall have the right, at its expense and not more frequently than once per quarter, to have its accountants or auditors examine, during normal business hours, the books and records of Licensee, its Affiliates and its sublicensees relating to the calculation of royalties and reports given hereunder for any period during which Licensee is to keep the books and records. Licensor shall provide Licensee with reasonable advance written notice of any such proposed examination, and shall follow Licensee's instructions in order to minimize disruption to Licensee's business. Licensor acknowledges and agrees that all such books, records, and information reviewed by it constitute Confidential Information of Licensee. Licensor shall conduct any such examination using only qualified individuals, and all such individuals, upon request by Licensee, shall execute appropriate non-disclosure or confidentiality agreements. If such examination discovers an underpayment in excess of 5% for the period under review, Licensee shall reimburse Licensor for its reasonable costs of examination.

       4.6. PRIVATE LABEL ROYALTIES. All of the obligations and provisions of Sections 4.3, 4.4, and 4.5 shall apply as well to payment of royalties by Licensee or Licensor in connection with Private Label transactions pursuant to
Section 4.2

       4.7. TAXES. Licensee agrees to bear all sales and use taxes imposed as a result of the existence or operation of this Agreement, including any tax on or measured by any royalty or other payment required to be made hereunder.

V.     LICENSED TECHNOLOGY AND PATENT RIGHTS

       5.1.   OWNERSHIP.

              (a) All works of authorship, discoveries, improvements and inventions made, authored, or invented by Licensor, and/or any of its Affiliates or Sublicensees in the performance of this Agreement or which otherwise relates to the Product, the Patent Rights and/or the

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Licensed Technology (collectively, "Licensor Improvements") shall be owned by
Licensor. All works of authorship, discoveries, improvements and inventions made, authored, or invented by Licensee, and/or any of its Affiliates or Sublicensees in the performance of this Agreement or which otherwise relate to the Product, the Patent Rights and/or the Licensed Technology (collectively, "Licensee Improvements") shall be owned by Licensee. Licensor shall promptly disclose Licensor Improvements, in confidence, to Licensee, and Licensee shall promptly disclose Licensee Improvements, in confidence to Licensor. With respect to any such Licensor Improvements and Licensee Improvements, the Parties shall discuss and agree in good faith whether to incorporate them into any aspect of the Product, whether to seek intellectual property protection for them, whether to transfer ownership of them, and any consideration t be given or exchanged for them.

       5.2.   INFRINGEMENT.

              (a) Each Party shall promptly notify in writing the other Party during the term of this Agreement of any (1) known infringement or suspected infringement of any of the Patent Rights; or (2) unauthorized use or misappropriation of the Licensed Technology by a third party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within ninety (90) days after Licensor becomes, or is made aware of any of the foregoing, Licensor shall decide whether or not to initiate an infringement or other appropriate action and shall notify Licensee of its decision in writing. The failure of Licensor to inform Licensee of Licensor's decision within such 90-day period shall be deemed a decision not to initiate an infringement or other appropriate action.

              (b) In the event that Licensor notifies Licensee of its intent to initiate an infringement or other appropriate action within the 90-day period provided in Section 5.2(a), provided such infringement is continuing, Licensor shall initiate such an infringement or other appropriate action within 30 days of the end of such 90-day period. Licensor shall be entitled to join Licensee as a party to such suit, but Licensee shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit or being involved in the commercialization of any Patent Rights and/or Licensed Technology at issue. If Licensee chooses to participate, Licensee shall have the right to be represented by its own counsel at its own expense. Licensor shall not settle any such suite involving rights of Licensee nor make an admission of liability on behalf of Licensee without obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld. In the event Licensor initiates proceedings pursuant to this Section 5.2(c), Licensor shall be entitled to 100% of any and all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, up to the amount of Licensor's costs of suit, and Licensor and Licensee shall each be entitled to 50% of all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, in excess of Licensor's costs of suit.

              (c) In the vent that Licensor decides not to initiate, or is deemed to have not decided to initiate an infringement or other appropriate action within the 90-day period provided in Section 5.2(a), or does not initiate such an infringement or other appropriate action within 30

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days of such 90-day period as provided in Section 5.2(b), Licensee shall have the right, at its expense, to initiate an infringement or other appropriate action, and shall be entitled to join Licensor has a party to such suit, but Licensor shall be under no obligation to participate except to the extent that such participation is required as a result of its being a named party to the suit or being the owner of any Patent Rights and/or Licensed Technology at issue. Notwithstanding the foregoing, in the event that Licensor is engaged at the end of said 90-day period in negotiations for the settlement of said patent infringement which has been the subject of notice from Licensee to Licensor and has advised Licensee in writing of such negotiations, then the above mentioned right and option of Licensee to bring suit shall be exercised only with the written consent of Licensor which will not be unreasonably withheld. If Licensor chooses to participate in any suit initiated by Licensee, Licensor shall have the right to be represented in any such suit by its own counsel at its own expense. Licensee shall not settle any such suit involving rights of Licensor nor make an admission of liability on behalf of Licensor without obtaining the prior written consent of Licensor, which consent shall not be unreasonably withheld. In the event Licensee initiates proceedings pursuant to this Section 5.2(c), Licensee shall be entitled to 100% of any and all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, up to the amount of Licensee's costs of suit, and Licensor and Licensee shall each be entitled to 50% of all amounts recovered in such suit, whether through judgment, settlement or otherwise, including without limitation, any punitive damages that may be awarded, in excess of Licensee's costs of suit.

              (d) Nothing herein contained shall be construed to require either party to expend money in litigation or in the enforcing of Patent Rights and/or Licensed Technology rights unless it so elects and in the event a party proceeds with litigation in the name of the other party in any cause in which such other party is not voluntarily a party, as evidenced by written notice, such party shall and agrees to hold the other party harmless from any and all liabilities arising thereunder, including, but not limited to, attorney's fees, court costs, and damages arising out of counterclaims, cross-claims and the like.

       5.3.   CLAIMED INFRINGEMENT.

              (a) In the event that a Valid Claim included in the Patent Rights is finally held to be invalid by a court of competent jurisdiction from which appeal can no longer be taken, Licensee shall thereafter be permanently relieved, to the extent of such holding of invalidity, from any further obligation to pay accrued unpaid royalties under this Agreement, unless the Product is covered by another Valid Claim within the Patent Rights licensed hereunder which have not been held to be invalid or limited in scope as provided above.

              (b) Licensor makes no warranty, and hereby expressly disclaims nay warranty, that the Product, the Patent Rights, the Licensed Technology, the Licensee, its Sublicensees, Affiliates, and/or successors or assigns are free from infringement of any intellectual property rights of others. Licensor shall not be obligated to assist or defend the Licensee, its Sublicensees, Affiliates, successors or assigns in any action alleging infringement of such intellectual property rights of others. Licensor shall not be liable to Licensee, its Sublicensees, Affiliates, successors or assigns for or on account of any damages which may be assessed in any such infringement action, or any expenses or costs incurred in connection therewith. Nothing in this Agreement shall be construed as: (i) a warranty as to validity of any

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Patent Rights; (ii) a warranty that the Product, Patent Rights, and/or Licensed
Technology are not covered in whole or in party by patents or other intellectual property rights held by third-parties; (iii) an obligation of Licensor to initiate or prosecute any infringement suits with respect to any Product, Patent Rights and/or Licensed Technology; (iv) an obligation of Licensor to furnish any technical assistance to Licensee, its Sublicensees or Affiliates; or (v) a grant of any rights under patents of Licensor or its Affiliates other than the Patent Rights. Except as expressly set forth in this Agreement, Licensor makes no representations and extends no warranties of any kind with respect to the Product, Patent Rights and/or Licensed Technology or to the use, sale, or other disposition by Licensee, its Sublicensees and/or Affiliates.

              (c) Notwithstanding the provisions of Section 5.3(b), Licensor agrees that in the event that the Product becomes subject to royalty payments or licensing fees to a third party as a result of a court order or negotiated settlement agreement arising out of a third party intellectual property claim against the Product, subsequent royalty payments to Licensor under this agreement shall be reduced by 50% of the third party royalty payments or licensing fees.

              (d) In the event that the Product is finally held by a court of competent jurisdiction to infringe on any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, Licensor shall in its sole discretion and option, either (i) release Licensee from any further obligation to pay accrued or future owing royalties under this Agreement, or (ii) secure for Licensee the right to continue using the Product, or (iii) replace or modify the Product to be non-infringement without material impairment of existing function.

              (e) The provisions of Section 5.3(c) notwithstanding, Licensor shall not have any liability or obligation under Section 5.3(c) to the extent that any infringement or claim results from (i) the use of the Product, Patent Rights or Licensed Technology in combination with some other product or pharmaceutical formulation not supplied by Licensor where the Product, Patent Rights or Licensed Technology itself would not be infringing; or (ii) modifications of the Product, Patent Rights or Licensed Technology where the Patent Rights or Licensed Technology, if not modified by or for Licensee, would not be infringing.

       5.4. ASSISTANCE. Each party shall provide to the other Party reasonable assistance as necessary for the Parties to exploit its rights under this Article V.

VI.    WARRANTIES AND COVENANTS

       6.1. MUTUAL WARRANTIES. Each Party represents and warrants to the other party that (a) it has full right, power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it has all necessary corporate approvals for its execution, delivery and performance of this Agreement, and (c) it has not, and will not during the term of this Agreement, grant any rights or enter into any agreement that would conflict with the terms of this Agreement.

       6.2. PATENT PROSECUTION. Licensor represents and warrants that its has filed the Provision Applications with the USPTO, and Licensor agrees to use commercially reasonable efforts to file and prosecute utility patent applications deriving priority from the Provisional

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Applications including but not limited to: (a) converting each of the
Provisional Applications to one or more utility patent applications prior to the one year anniversary of the filing date of the respective Provisional Application, Licensor and Licensee having cooperated to assure that all Product embodiments as of the filing date(s) of the utility applications are disclosed and claimed as appropriate; and (b) filing a PCT Application for each of the Provisional Applications prior to the one year anniversary of the filing date of the respective Provisional Application. Licensor shall provide to Licensee complete copies of the Patent Applications and all related correspondence with the USPTO and any other patent offices. Licensor shall keep Licensee advised of and shall cooperate with Licensee with respect to the prosecution of the Patent Applications, including but not limited to revising or supplementing such Patent Applications so that they reflect the form of the Product as it may be revised or supplemented by Licensor or Licensee. Licensor shall pay for the expenses and costs relating to preparation, prosecution and maintenance of the Patent Applications and all patents issuing therefrom.

       6.3. MARKING. Licensee agrees that each and every Product Commercially Exploited by it and its Sublicensees hereunder shall be marked with statutory patent marking. Licensee agrees to comply with all other reasonable directions from Licensor regarding this notice provision.

       6.4. QUALITY STANDARDS. Licensee agrees to maintain reasonable quality standards for the Product. Licensee agrees to use commercially reasonable efforts to comply with all applicable federal, state and local laws, and governmental orders and regulations, including without limitation all FDA requirements, as they may be in effect from time to time, relating to the manufacturing, packaging, storage, sale, advertising, promotion, marketing and distribution of the Product. Licensee's failure to comply with the foregoing sentence shall not be deemed a breach of this Agreement provided that Licensee, upon becoming aware of nay failure to comply, takes prompt and commercially reasonable efforts to come into compliance. Licensee shall have a continuing obligation to notify Licensor of any citation by any government body, or agency thereof, for violation of any laws, orders or regulations which remains uncorrected for a period beyond that permitted by said government body or agency or of any recall of any of the Product whether undertaken voluntarily by Licensee or required by any government body or agency. Licensee shall immediately notify Licensor of any citation not corrected within the said period permitted. It is understood and agreed that during the term of this Agreement, Licensor's representative shall have access, no more than once per calendar month upon reasonable notice and during regular business hours, to the facilities where any Product is manufactured, packaged and stored for the purpose of determining that the foregoing quality standards are being maintained. The expense of such quality control inspections shall be borne by Licensor. Licensor acknowledges and agrees that all such information reviewed or obtained by Licensor in any such inspection constitutes Confidential Information of Licensee. Licensor shall conduct any such inspection using only qualified individuals, and all such individuals, upon request by Licensee, shall execute appropriate non-disclosure or confidentiality agreements.

VII.   CONFIDENTIAL INFORMATION

       7.1.   CONFIDENTIAL INFORMATION. Except as otherwise provided in this
Article VII, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall keep confidential and not disclose or use (except as contemplated by this Agreement) any proprietary or confidential information received from the other Party. This restriction shall not apply to any information to the extent it (a) is already known to the recipient at the time of disclosure, (b) is or becomes public knowledge through no fault of the recipient, (c) is received without an obligation of confidentiality from a third party having the lawful right to disclose same, or (d) was independently developed or discovered by the receiving party without the use of the information disclosed by the disclosing Party.

       7.2. PUBLIC ANNOUNCEMENTS. Except to the extent required by applicable law or regulations, in the reasonable judgment of a Party, or to the extent the substance thereof has previously been reviewed and released by the Parties or is in the public domain through no fault of the originating Party, neither Party shall make any announcement, news release, public statement, publication or presentation regarding the material terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Parties will consult with one another regarding the provisions of this Agreement to be redacted in any filing made by the parties with regulatory agencies (e.g., Securities and Exchange Commission) or as otherwise required by law. The Parties will use commercially reasonable efforts to coordinate the initial announcement or press release relating to this Agreement such that each Party's initial announcement or press release may be made contemporaneously.

VIII.  TERMINATION

       8.1. TERM. Unless terminated earlier, this Agreement shall terminate upon expiration or termination of all Patent Rights in all jurisdictions; PROVIDED, HOWEVER, that if no U.S. patent has issued from the Patent Applications within seven (7) years of the date of the Agreement, Licensee may, at its option, terminate this Agreement.

       8.2.   TERMINATION FOR BREACH.

              (a) BY LICENSEE. Licensee shall be entitled to terminate this Agreement by written notice to Licensor in the event that Licensor shall be in material default of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after written notice thereof by Licensee.

              (b) BY LICENSOR. Licensor shall be entitled to terminate this Agreement by written notice to Licensee in the event that Licensee shall be in material default of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after written notice thereof by Licensor.

       8.3. EFFECT OF TERMINATION. Termination of this Agreement shall not relieve either party of its obligations incurred up to the date of termination. Upon termination, all rights in the Product, the Patent Rights and Licensed Technology shall revert to and automatically be assigned to and owned by Licensor. Upon termination, Licensor shall be the sole proprietor of all rights in the Product, the Patent Rights and the Licensed Technology. Upon termination of this Agreement, no Party shall be relieved of any obligations, including any liability for breach of this Agreement, incurred prior to such termination. Notwithstanding the foregoing, after the termination of this Agreement, Licensee shall have the right to make, have made, use, offer for sale, sell, and sublicense the Product and the Licensed Technology in such jurisdiction, and shall owe no royalties to Licensor with respect to such jurisdictions.

       8.4. TERMINATION FOR INSOLVENCY. If either Party shall become insolvent or make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against such Party, or if a receiver or trustee of such Party's property shall be appointed, the other Party shall have the right to immediately terminate this Agreement at any time by written notice to the insolvent Party.

       8.5. SURVIVAL OF OBLIGATIONS; RETURN OF CONFIDENTIAL INFORMATION. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to Claimed Infringement (Section 5.3) and Confidential Information (Article VII), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

IX.    MISCELLANEOUS

       9.1. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the laws of the United States of America and the State of Florida without regard to its rules governing conflicts of law. The parties hereto, their successors and assigns, consent to the jurisdiction of the United States District Court for the Middle District of Florida or the appropriate state court sitting in the State of Florida, Hillsborough County, with respect to all legal proceedings arising out of or relating to this Agreement and the parties waive any objection to the proprietary or convenience of venue in such events.

       9.2. WAIVER. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the party of a Party to exercise or fail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

       9.3. NOTICES. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

              If to Licensor:               Zengen, Inc.
                                            21800 Oxnard Street
                                            Suite 980
                                            Woodland Hills, CA  91367
                                            Attn:  Matthew Burns
                                            Facsimile:  818-887-3883

              If to Licensee:               Prestige Brands International, Inc.
                                            26811 South Bay Drive
                                            Suite 300
                                            Bonita Springs, FL  34134
                                            Facsimile:  239-948-8551

       9.4. ENTIRE AGREEMENT. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating hereto. No waiver, alteration or modification of any of the provisions hereof shall be bonding unless made in writing and signed by the Parties.

       9.5. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

       9.6. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

       9.7. ASSIGNMENT. Either Party shall have the right to transfer all of its rights under this Agreement to any successor or assign of all, or substantially all, such Party's assets or equity interests; PROVIDED, HOWEVER, that the proposed successor or assign agrees in writing to remain bound by the terms of this Agreement, including the continued payment of royalties. Other than as set forth above, neither Party may assign its rights or obligations hereunder without the prior written consent of each other Party.

       9.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

       9.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

       9.10. FORCE MAJEURE. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of government, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

       9.11. NO PARTNERSHIP. This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between Licensee and Licensor. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

       9.12. COSTS. In the event of any litigation arising out of or with respect to this Agreement, the non-prevailing party shall pay the costs of the prevailing party including its reasonable attorneys' fees incurred in connection therewith through and including the costs of any appeals and appellate costs relating thereto, and the reasonable attorneys' fees and costs incurred in connection with any bankruptcy proceeding.

       IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in their name and by their properly and duly authorized officer or representative and this Agreement shall be effective and create a binding obligation of such Party as of the date first above written.

                                       LICENSOR:

                                       ZENGEN, INC., A CALIFORNIA CORPORATION


                                       By:            /s/  R. STEVEN DAVIDSON
                                             -----------------------------------
                                             Name:  R. Steven Davidson
                                             Title: Chief Executive Officer

                                       Date:       6/03/03
                                             -----------------------------------

                                       LICENSEE:

                                       PRESTIGE BRANDS INTERNATIONAL, INC.,
                                       A VIRGINIA CORPORATION


                                       By:            /s/ ELISE DONAHUE
                                             -----------------------------------
                                             Name: Elise Donahue
                                             Title: President/COO

                                       Date:       6/03/03
                                             -----------------------------------

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such portions are marked by a series of asterisks.

                                    EXHIBIT A

              STABILITY TESTING AND QUALITY ASSURANCE REQUIREMENTS

                                    EXHIBIT A

              STABILITY TESTING AND QUALITY ASSURANCE REQUIREMENTS

PROJECT                                                               STATUS
--------------------------------------------------------------------------------
A.     RESEARCH OBJECTIVE: To invent/formulate a quick
dissolving medicated strip for oral use that is capable of
delivering and stabilizing Benzocaine for temporary relief of
sore throat.                                                        COMPLETED

B.     PROJECT SCOPE: Begin with a comprehensive background
check using experienced patent attorneys. Develop and apply a patent application strategy that may offer product protection from competition while meeting medical/sensory needs. Conduct research & development at Zengen's laboratories to meet all
necessary criteria to accomplish objective above.                   COMPLETED

C.     LABORATORY FORMULATION:

1.     Run comprehensive laboratory experiments to identify
an appropriate film forming material.                               COMPLETED

2.     Modify the film forming material/structure to
stabilize actives while maintaining a balance of acceptable
mouth feel and dissolution rates that meet necessary
medicinal and texture and appearance requirements.                  COMPLETED

3.     Identify flavor suppliers and implement an adequate
flavor development program to ensure proper flavor
characteristics and stability. Test prototypes in house using internal sensory panel to ensure proper flavor balance while
identifying any flavor or product off notes.                        COMPLETED

4.     Identify intense sweeteners for use in medicinal/OTC
products and optimize sweetness profile levels and blends
there of to ensure a quality taste thus increasing product
use compliance and ultimately sales by the consumer.                COMPLETED

5.     Identify USP quality-cooling agents, menthol,
Benzocaine, fillers, plastisizers, drying agent's
emulsifiers, colors and stabilizers to ensure the proper
matrix for optimum product stability and product processing.        COMPLETED

6.     Develop mixing and forming procedures for product
scale up and sensory/stability testing.                             COMPLETED

7.     Identify a certified lab that has the capability of
doing USP testing of menthol and Benzocaine. Test prototype
sample formula's made in the Zengen laboratories for active
load levels etc.                                                    COMPLETED

                                    EXHIBIT A

              STABILITY TESTING AND QUALITY ASSURANCE REQUIREMENTS

8.     Design a stability protocol to test experimental
production formula for degradation of menthol and Benzocaine.
Protocol to include testing of primary packaging, microbial
activity, moisture content and hydroscopicity. Identify any
flavor oxidation or adverse product blocking (excessive
sticking of strips to each other). Assure that analytical
test methods are validated and shown to be stability
indicating for benzocaine and menthol.                              COMPLETED

9.     Assist Prestige and Acupac in doing a risk assessment
in regards to product positioning and dosage form (OTC
category), and more specifically in regards to the monograph.       COMPLETED

D.     MANUFACTURING OBJECTIVE:

1.     Source a cGMP manufacturer either in the US or
overseas that could meet strict cGMP compliance for the
manufacture of an OTC drug product while meeting projected
volume requirements. Choose a facility that would ultimately
be approved by our prospective partner Prestige.                    COMPLETED

2.     Assist manufacturer to help ensure that IP, OQ, and PQ
are being addressed in a timely and accurate fashion.               COMPLETED

3.     Begin a transfer exchange of intellectual property
between Acupac and Zengen R&D to help facilitate a fast and
accurate development program (Stage Two).                           COMPLETED

4.     Disclose and turnover a formula to Acupac
(manufacturer) for review and comment.                              COMPLETED

5.     Run scale-up batches using several formula
modifications to identify the optimal thin film formula to be
approved by Prestige.                                               COMPLETED

6.     Oversee processing line modifications to include the
ability to dust thin film with either an active or a
partitioning agent. Zengen researched and purchased the
processing equipment necessary to perform dusting to
facilitate and adhere to a very tight time line.                    COMPLETED

7.     Support, help develop, modify and ensure
implementation of process procedures to ensure proper product
weighing, mixing, storage and processing.                           COMPLETED

8.     Assist in the development of finished product
specifications to ensure product conformance and
reproducibility.                                                    COMPLETED

9.     Meet with analytical laboratory management, Gibraltar
Labs in NJ (manufacturer's choice) to review project scope
and analytical needs for project/product testing requirements including stability protocol and future Certificate of
Analysis testing.                                                   COMPLETED

                                    EXHIBIT A

              STABILITY TESTING AND QUALITY ASSURANCE REQUIREMENTS

10.    Run experimental production scale-up batches for the
purpose of product stability testing.                               COMPLETED

11.    Run additional production trials to identify process
parameters to ensure a smooth production start up and process
validation.                                                         COMPLETED

E.     FINISHED PRODUCT SUPPORT:

1.     Assist in the transfer of necessary data including raw
material suppliers (proper contacts), MSDS, formula and
process procedures.                                                IN-PROGRESS

2.     Ensure proper QC/QA checks have been identified with
the support of Alex Terranova.                                     IN-PROGRESS

3.     Help facilitate and or support the manufacturer as
requested to procure and ensure quality product components.        IN-PROGRESS

4.     Monitor/audit manufacturer during initial product
production to help ensure compliance to cGMP and finished
product specifications.                                            IN-PROGRESS

5.     Monitor and notify Prestige of any product stability
abnormalities.
*      Note: To date: 40/Ambient, 12 week testing has shown
the product to be stable.                                          IN PROGRESS

       Assure the first three production batches are process validated.

       Perform ongoing, routine stability testing as required.

       Assure each production batch complies with predetermined specifications prior to release.

                                       18